Exhibit 99.2

Script for January Sales Comments -- Thursday, February 2nd, 2006

The following are comments expanding on same-store sales results for Payless ShoeSource, Inc. during the January reporting period for fiscal year 2005, the four weeks ended January 28th, 2006.

Payless ShoeSource reported that corporate same-store sales increased 0.8 percent during January of fiscal 2005 versus the same period in fiscal 2004.  All data in this recording relate to continuing operations.

Total company sales in January were $139.3 million dollars, a 1.6 percent increase from total sales of $137.2 million in January 2004.

For the fourth quarter, same-store sales increased by 2.3 percent.  Total sales for the fourth quarter 2005 were $611.3 million, compared with $607.2 million in the fourth quarter 2004.

Total sales for fiscal 2005 were $2.67 billion, compared with $2.66 billion during fiscal 2004, and same-store sales increased 2.4 percent during the year.

By region, our business was strongest in the West, followed by the South, the Northeast and the Northcentral.

The company had strong results for the month in women’s and men’s dress and casual shoes, women’s and children’s athletic shoes, and girl’s shoes.  Weaker categories included women’s and men’s boots.

The receipt of new spring merchandise, combined with less aged product, is contributing to a clean seasonal transition.  The company remains committed to its goal of achieving low single-digit positive same-store sales growth through more consistent execution of its merchandise strategy to inspire fun, fashion possibilities for the family.

At the end of fiscal 2005, 22 stores remained closed from the impact of hurricanes Katrina, Rita and Wilma.

We were operating 4,605 total stores at the end of fiscal 2005, including 147 stores in the Central American region, 31 stores in South America and 312 stores in Canada. The 22 stores that remain closed due to the impact of the hurricanes are also included in our total store count.

This recording contains forward-looking statements relating to anticipated financial performance.  A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations.  Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005, and the Form 10-Q for the period ending October 29, 2005, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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